Exhibit 12.1

CREDIT SUISSE FIRST BOSTON (USA), INC.
STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
(In thousands, except for ratio)

	For the Years Ended						For the Quarter Ended March 31,
	1996	1997	1998	1999	2000		2001
Earnings:
Income (loss) before provision for income taxes	$473,800	$661,100	$600,500	$953,500	$(1,522,164)		$459,220
Add: Fixed Charges
Interest expense (gross)	2,865,800	4,012,209	4,501,242	4,839,810	8,161,465		3,300,420
Interest factor in rents	25,515	29,351	38,517	52,563	76,191		22,081

Total fixed charges	2,891,315	4,041,560	4,539,759	4,892,373	8,237,656		3,322,501
Add: Preferred dividends	18,653	12,144	21,310	21,180	21,155		5,289
Combined fixed charges and preferred dividends	2,909,968	4,053,704	4,561,069	4,913,553	8,258,811		3,327,790
Earnings before fixed charges and provision for income taxes	$3,365,115	$4,702,660	$5,140,259	$5,845,873	$6,715,492		$3,781,721

Ratio of earnings to fixed charges and preferred dividends	1.16	1.16	1.13	1.19	0.81	(1)	1.14

(1)  The dollar amount of the deficiency in the ratio of earnings to fixed charges and preferred dividends was $1,543,319 for the year ended December 31, 2000.

CREDIT SUISSE FIRST BOSTON (USA), INC.
STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except for ratio)

	For the Years Ended						For the Quarter Ended March 31,
	1996	1997	1998	1999	2000		2001
Earnings:
Income (loss) before provision for income taxes	$473,800	$661,100	$600,500	$953,500	$(1,522,164)		$459,220
Add: Fixed Charges
Interest expense (gross)	2,865,800	4,012,209	4,501,242	4,839,810	8,161,465		3,300,420
Interest factor in rents	25,515	29,351	38,517	52,563	76,191		22,081

Total fixed charges	2,891,315	4,041,560	4,539,759	4,892,373	8,237,656		3,322,501
Earnings before fixed charges and provision for income taxes	$3,365,115	$4,702,660	$5,140,259	$5,845,873	$6,715,492		$3,781,721

Ratio of earnings to fixed charges	1.16	1.16	1.13	1.19	0.82	(1)	1.14

(1)  The dollar amount of the deficiency in the ratio of earnings to fixed charges was $1,522,164 for the year ended December 31, 2000.